AGREEMENT OF SALE

     THIS AGREEMENT OF SALE (this "Agreement"), is entered into as of the 30th day of August, 1996, by and between David Morrow ("Purchaser"), and Carriage Crossings Limited Partnership, an Illinois limited partnership ("Seller").

                             W I T N E S S E T H:

1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Nine Million And No/100 Dollars ($9,000,000.00) (the "Purchase Price"), that certain property commonly known as Pelican Pointe Apartments, Pompano Beach, Florida legally described on Exhibit A attached hereto (the "Property"). Included in the Purchase Price is all of the personal property set forth on Exhibit B attached hereto (the "Personal Property").

2.   PURCHASE PRICE.  The Purchase Price shall be paid by Purchaser as follows:

     2.1. Upon the execution of this Agreement, the sum of Fifty Thousand and No/100 Dollars ($50,000.00) (the "Initial Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C;

     2.2. On September 30, 1996, the sum of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (the "Additional Earnest Money", and together with the Initial Earnest Money, the "Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement; and

     2.3. On the "Closing Date" (hereinafter defined), the balance of the Purchase Price, adjusted in accordance with the prorations, by federally wired "immediately available" funds, on or before 2:00 p.m Chicago time.

3.   TITLE COMMITMENT AND SURVEY.

     3.1. Attached hereto as Exhibit D is a copy of a title commitment for an owner's standard title insurance policy issued by Partners Title Company, as agent for Chicago Title Insurance Company dated July 23, 1996 for the Property (the "Title Commitment") for the issuance by Norman T. Roberts, P.A., as agent for Chicago Title Insurance Company, (hereinafter referred to as "Title Insurer"). For purposes of this Agreement, "Permitted Exceptions" shall mean:
(a) the general printed exceptions contained in the standard title policy to be issued by Title Insurer based on the Title Commitment; (b) general real estate taxes, association assessments, special assessments, special district taxes and related charges not yet due and payable; (c) matters shown on the "Existing Survey" (hereinafter defined); (d) matters caused by the actions of Purchaser; and (e) the title exceptions set forth in Schedule B of the Title Commitment as Numbers 5 through 12 inclusive, to the extent that same affect the Property. All other exceptions to title shall be referred to as "Unpermitted Exceptions". The Title Commitment shall be conclusive evidence of good title as therein shown as to all matters to be insured by the title policy, subject only to the exceptions therein stated. On the Closing Date, Title Insurer shall deliver to Purchaser a standard title policy in conformance with the previously delivered Title Commitment, subject to Permitted Exceptions and Unpermitted Exceptions waived by Purchaser (the "Title Policy"). Purchaser shall pay for the costs of the Title Commitment and Title Policy any endorsements to, or extended coverage on, the Title Policy.
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     3.2.  Purchaser has received a survey of the Property prepared by A.R.
Toussaint & Associates, Inc., last updated October 10, 1993 and designated as Order No. 4571. (the "Existing Survey"). Purchaser shall pay for the costs of updating the Existing Survey and Purchaser shall deliver the updated survey (the "Updated Survey") to Seller within 30 days after the date hereof. Purchaser hereby acknowledges that all matters disclosed by the Existing Survey are acceptable to Purchaser.

     3.3. The obligation of Purchaser to pay various costs set forth in Paragraphs 3.1 and 3.2 shall survive the termination of this Agreement.

4.   PAYMENT OF CLOSING COSTS.

     4.1. In addition to the costs set forth in Paragraphs 3.1 and 3.2, Seller shall pay for the costs of the documentary and surtax stamps with reference to the "Deed" (hereinafter defined) and all other stamps, intangible, transfer, documentary, recording, sales tax and surtax imposed by law with reference to any other sale documents delivered in connection with the sale of the Property to Purchaser. Seller shall also pay for the cost of recording any corrective deed or other instrument.

5.   CONDITION OF TITLE.

     5.1. If, prior to "Closing" (as hereinafter defined), a date-down to the Title Commitment or the Updated Survey discloses any new Unpermitted Exception, Seller shall have thirty (30) days from the date of the date-down to the Title Commitment or the Updated Survey, as applicable, at Seller's expense, to (i) bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, do not exceed $25,000.00 (a "Minor Unpermitted Exception"), removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions, or (ii) have the right, but not the obligation, to bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, equal or exceed $25,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions. In such event, the time of Closing shall be delayed, if necessary, to give effect to said aforementioned time periods. If Seller fails to cure or have said Unpermitted Exception removed or have the Title Insurer commit to insure as specified above within said thirty (30) day period or if Seller elects not to exercise its rights under (ii) in the preceding sentence, Purchaser may terminate this Agreement upon notice to Seller within five (5) days after the expiration of said thirty (30) day period provided, however, and notwithstanding anything contained herein to the contrary, if the Unpermitted Exception which gives rise to Purchaser's right to terminate was recorded against the Property as a result of the affirmative, willful action of Seller (and not by any unrelated third party) with the intention to prevent the sale of the Property in accordance with the terms hereof or if Seller is able to bond over, cure or remove a Minor Unpermitted Exception for a cost not to exceed $25,000 or the Title Insurer is willing to insure over a Minor Unpermitted Exception for a cost not to exceed $25,000 in accordance with the terms hereof and Seller fails to expend said funds in either case, then Purchaser shall have the additional rights contained in Paragraph 12 herein. Absent notice from Purchaser to Seller in accordance with the preceding sentence, Purchaser shall be deemed to have elected to take title subject to said Unpermitted Exception. If Purchaser terminates this Agreement in accordance with the terms of this Paragraph 5.1, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7.

     5.2. Seller agrees to convey fee simple title to the Property to Purchaser by special warranty deed (the "Deed") in recordable form subject only to the Permitted Exceptions and any Unpermitted Exceptions waived by Purchaser.

6.   CONDEMNATION, EMINENT DOMAIN, DAMAGE AND CASUALTY.

     6.1. Except as provided in the indemnity provisions contained in Paragraph 7.1 of this Agreement, Seller shall bear all risk of loss with respect to the Property up to the earlier of the dates upon which either possession or title is transferred to Purchaser in accordance with this Agreement. Notwithstanding the foregoing, in the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost less than or equal to $100,000.00 (as determined by Seller and Purchaser in good faith) Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall have the right to elect to either repair and restore the Property (in which case the Closing Date shall be extended until completion of such restoration, but in no event more than 90 days) or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty, which shall include lost rents coverage, and Seller shall pay to Purchaser at the Closing the amount of Seller's insurance deductible. Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller's determination of the cost to repair the damage caused thereby. In the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost in excess of $100,000.00 (as determined by Seller and Purchaser in good faith), then this Agreement may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser's written notice thereof to Seller within five (5) business days after Purchaser receives written notice of such fire or other casualty and Seller's determination of the amount of such damages, and upon the exercise of such option by Purchaser this Agreement shall become null and void, the Earnest Money deposited by Purchaser shall be returned to Purchaser together with interest thereon, and neither party shall have any further liability or obligations hereunder. In the event that Purchaser does not exercise the option set forth in the preceding sentence, the Closing shall take place on the Closing Date and Seller shall assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of the fire or casualty, and Seller shall pay to Purchaser at the Closing the amount of Seller's insurance deductible.

     6.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which might result in the taking of any part of the Property or the taking or closing of any right of access to the Property, Seller shall immediately notify Purchaser of such occurrence. In such event, Purchaser may:

          6.2.1. terminate this Agreement by written notice to Seller, in which event the Earnest Money deposited by Purchaser, together with interest thereon, shall be returned to Purchaser and all rights and obligations of the parties hereunder with respect to the closing of this transaction will cease; or

          6.2.2. proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

     6.3. Purchaser shall then notify Seller, within five (5) business days after Purchaser's receipt of Seller's notice, whether Purchaser elects to exercise its rights under Paragraph 6.2.1 or Paragraph 6.2.2. Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such five (5) business day period, Purchaser shall be deemed to have elected to exercise its rights under Paragraph 6.2.2.

7.   INSPECTION AND AS-IS CONDITION.

     7.1. During the period commencing on July 19, 1996 and ending at 5:00 p.m. Chicago time on September 30, 1996 (said period being herein referred to as the "Inspection Period"), Purchaser and the agents, engineers, employees, contractors and surveyors retained by Purchaser may enter upon the Property, at any reasonable time and upon reasonable prior notice to Seller, to inspect the Property, including a review of leases located at the Property, and to conduct and prepare such studies, tests and surveys as Purchaser may deem reasonably necessary and appropriate. In connection with Purchaser's review of the Property, Seller agrees to deliver to Purchaser copies of the current rent roll for the Property, the most recent tax and insurance bills, utility account numbers, service contracts, and unaudited year end 1995 and year-to-date 1996 operating statements. Furthermore, if the following are reasonably available to Seller, Seller shall deliver to Purchaser plans and specifications.

     All of the foregoing tests, investigations and studies to be conducted under this Paragraph 7.1 by Purchaser shall be at Purchaser's sole cost and expense and Purchaser shall restore the Property to the condition existing prior to the performance of such tests or investigations by or on behalf of Purchaser. Purchaser shall defend, indemnify and hold Seller and any affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's affiliate or parent (hereinafter collectively referred to as "Affiliate of Seller") harmless from any and all liability, cost and expense (including without limitation, reasonable attorney's fees, court costs and costs of appeal) suffered or incurred by Seller or Affiliates of Seller for injury to persons or property caused by Purchaser's investigations and inspection of the Property. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys selected by Purchaser, and reasonably approved by Seller.

     Prior to commencing any such tests, studies and investigations, Purchaser shall furnish to Seller a certificate of insurance evidencing comprehensive general public liability insurance insuring the person, firm or entity performing such tests, studies and investigations and listing Seller and Purchaser as additional insureds thereunder.

     If Purchaser, in its sole and absolute discretion, is dissatisfied with the results of the tests, studies or investigations performed or information received pursuant to this Paragraph 7.1, Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller at any time prior to the expiration of the Inspection Period. If written notice is not received by Seller pursuant to this Paragraph 7.1 prior to the expiration of the Inspection Period, then the right of Purchaser to terminate this Agreement pursuant to this Paragraph 7.1 shall be waived. If Purchaser terminates this Agreement by written notice to Seller prior to the expiration of the Inspection Period: (i) Purchaser shall promptly deliver to Seller copies of all studies, reports and other investigations obtained by Purchaser in connection with its due diligence during the Inspection Period; and (ii) the Earnest Money deposited by Purchaser shall be immediately paid to Purchaser, together with any interest earned thereon, and neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in this Paragraph 7.1. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.1, shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.2. Seller acquired title to the Property by foreclosure (or deed-in-lieu thereof) and, therefore, Seller can make no representations or warranties relating to the condition of the Property or the Personal Property. Purchaser acknowledges and agrees that except with respect to the representations and warranties contained herein, it will be purchasing the Property and the Personal Property based solely upon its inspections and investigations of the Property and the Personal Property, and that Purchaser will be purchasing the Property and the Personal Property "AS IS" and "WITH ALL FAULTS", based upon the condition of the Property and the Personal Property as of the date of this Agreement, wear and tear and loss by fire or other casualty or condemnation excepted. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property or the Personal Property, including, but not limited to, the condition of the land or any improvements comprising the Property, the existence or non-existence of "Hazardous Materials" (as hereinafter defined), economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning or building laws, rules or regulations or "Environmental Laws" (hereinafter defined) affecting the Property. Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code. Except with respect to a breach of any representation or warranty expressly contained herein with respect to environmental matters, Purchaser hereby releases Seller and the Affiliates of Seller from any and all liability in connection with any claims which Purchaser may have against Seller or the Affiliates of Seller, and except with respect to a breach of any representation or warranty expressly contained herein, Purchaser hereby agrees not to assert any claims for contribution, cost recovery or otherwise, against Seller or the Affiliates of Seller, relating directly or indirectly to the existence of asbestos or

Hazardous Materials on, or environmental conditions of, the Property, whether known or unknown. As used herein, "Environmental Laws" means all federal, state and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to the protection, preservation, remediation or conservation of the environment or worker health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.
Section 9601 et seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq., the Emergency Planning and Community Right-to-Know Act ("Right-to-Know Act"), 42 U.S.C. Section 11001 et seq., the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act ("Safe Drinking Water Act"), 42 U.S.C. Section 300f et seq., the Atomic Energy Act ("AEA"), 42 U.S.C. Section 2011 et seq., the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. Section 651 et seq., and the Hazardous Materials Transportation Act (the "Transportation Act"), 49 U.S.C.
Section 1802 et seq.  As used herein, "Hazardous Materials" means:
(1) "hazardous substances," as defined by CERCLA; (2) "hazardous wastes," as defined by RCRA; (3) any radioactive material including, without limitation, any source, special nuclear or by-product material, as defined by AEA; (4) asbestos in any form or condition; (5) polychlorinated biphenyls; and (6) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental Laws. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.2 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.3. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Except as expressly set forth herein, Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and the representations and warranties of Seller expressly contained herein, releases Seller and the Affiliates of Seller from any liability with respect to such historical information except with respect to a breach of a representation or warranty of Seller contained herein. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.3 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.4. Seller has provided to Purchaser the following existing reports:
Phase I Environmental Site Assessment report dated April 30, 1993 prepared by H+GCL Environmental Scientists and Engineers, and Report of Phase I Environmental Site Assessment and Limited Asbestos Survey dated July 9, 1991
prepared by Law Associates, Inc. (together, the "Existing Reports").   Seller
makes no representation or warranty concerning the accuracy or completeness of the Existing Reports. Purchaser hereby releases Seller and the Affiliates of Seller from any liability whatsoever with respect to the Existing Reports, or, including, without limitation, the matters set forth in the Existing Reports, and the accuracy and/or completeness of the Existing Reports. Furthermore, Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Reports. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.4 shall survive the Closing and the delivery of the Deeds and termination of this Agreement.

8. CLOSING. The closing of this transaction (the "Closing") shall be on October 31, 1996 (the "Closing Date"), at the office of Chicago Title Insurance Company, 2701 Gateway Drive, Pompano Beach, Florida 33069, at which time Seller shall deliver possession of the Property to Purchaser. This transaction shall be closed through an escrow with Chicago Title Insurance Company, in accordance with the general provisions of the usual and customary form of deed and money escrow for similar transactions in Florida, or at the option of either party, the Closing shall be a "New York style" closing at which the Purchaser shall wire the Purchase Price to Title Insurer on the Closing Date and prior to the release of the Purchase Price to Seller, Purchaser shall receive the Title Policy or marked up commitment dated the date of the Closing Date. In the event of a New York style closing, Seller shall deliver to Title Insurer any customary affidavit in connection with a New York style closing. All closing and escrow fees shall be divided equally between the parties hereto, in no event will Purchaser be obligated to pay more than $300.00 for such escrow.

9. FINANCING CONTINGENCY. Purchaser's and Seller's obligations under this Agreement are contingent upon Purchaser's ability to procure a commitment for non-recourse, first mortgage financing for the acquisition of the Property in an amount of not less than $7,250,000.00, for a ten year term, at a rate of interest not to exceed 9.50%, with a 25 year amortization schedule (the "Financing Contingency") on or before September 30, 1996. Purchaser acknowledges and agrees that it shall submit its application for a commitment for first mortgage financing in accordance with the provisions set forth above within seven (7) days from the date hereof, and shall provide Seller with copies of its completed application and a copy of the check to the proposed lender representing the application fee within fourteen (14) days from the date hereof. In the event Purchaser has complied with the requirements set forth in the preceding sentence, but is unable to satisfy the Financing Contingency on or before September 30, 1996, then Purchaser shall have the option, upon written notice to Seller, exercised no later than September 30, 1996, to terminate this Agreement, in which case this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be delivered to Purchaser, and neither party shall have any further liability to the other, except for those covenants and obligations hereunder which expressly survive the termination of this Agreement. In the event Purchaser fails to deliver such notice to Seller, the Financing Contingency shall be deemed satisfied and the parties hereto shall proceed to

Closing. Notwithstanding anything contained in this Section 9 to the contrary, in the event that Purchaser is unable to close on the proposed first mortgage financing on or before the Closing Date, and the delay is caused solely by the actions of Purchaser's lender or on Purchaser's inability to acquire insurance satisfactory to Purchaser's lender due to the operation of insurance regulations restricting the issuance of insurance binders during the pendency of hurricanes or tropical storms, Purchaser, upon ten (10) days' prior written notice to Seller, shall have a one time right to extend the Closing Date for a period not to exceed ten (10) days or the earliest day upon which insurance carriers are permitted by said regulations to issue such policies.

10.  CLOSING DOCUMENTS.

     10.1. On or prior to the Closing Date, Seller and Purchaser shall execute and deliver to one another a joint closing statement. In addition, Purchaser shall deliver to Seller the balance of the Purchase Price, an assumption of the documents set forth in Paragraph 10.2.3 and 10.2.4 and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     10.2. On the Closing Date, Seller shall deliver to Purchaser the following:

          10.2.1. the Deed (in the form of Exhibit E attached hereto), subject to Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser;

          10.2.2. a special warranty bill of sale conveying the Personal Property (in the form of Exhibit F attached hereto);

          10.2.3. assignment and assumption of intangible property (in the form attached hereto as Exhibit G), including, the service contracts listed in Exhibit H;

          10.2.4. an assignment and assumption of leases and security deposits (in the form attached hereto as Exhibit I);

          10.2.5. non-foreign affidavit (in the form of Exhibit J attached hereto);

          10.2.6. original, and/or copies of, leases affecting the Property in Seller's possession (which shall be delivered at the Property);

          10.2.7. all documents and instruments reasonably required by the Title Insurer to issue the Title Policy;

          10.2.8. possession of the Property to Purchaser, subject to the terms of leases;

          10.2.9.  evidence of the termination of the management agreement;

          10.2.10. notice to the tenants of the Property of the transfer of title and assumption by Purchaser of the landlord's obligation under the leases and the obligation to refund the security deposits (in the form of Exhibit K); and

          10.2.11.  an updated rent roll.

11. PURCHASER'S DEFAULT. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF A DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH IN PARAGRAPH 7.1 HEREOF. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

12. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN PARAGRAPH 7 AND PURCHASER'S RIGHT TO RECEIVE FROM SELLER, IN ADDITION TO THE RETURN OF ALL EARNEST MONEY AS SET FORTH ABOVE, ITS ACTUAL, DOCUMENTED THIRD PARTY EXPENSES INCURRED IN THE PERFORMANCE OF ITS DUE DILIGENCE HEREUNDER, SATISFYING THE FINANCING CONTINGENCY AND THE PREPARATION OF THIS AGREEMENT, NOT TO EXCEED (I) $50,000.00 IN THE EVENT PURCHASER DOES NOT DEPOSIT THE ADDITIONAL EARNEST MONEY OR (II) $200,000.00 IN THE EVENT PURCHASER DOES DEPOSIT THE ADDITIONAL EARNEST MONEY. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS (I) ITS (AND NOT AN UNRELATED THIRD PARTY'S) AFFIRMATIVE, WILLFUL ACTION WHICH RESULTS IN THE RECORDING OF AN ENCUMBRANCE AGAINST THE PROPERTY WITH THE INTENTION TO PREVENT THE SALE OF THE PROPERTY IN ACCORDANCE WITH THE TERMS HEREOF AND WHICH GIVES RISE TO PURCHASER'S RIGHT TO TERMINATE THIS AGREEMENT PURSUANT TO PARAGRAPH 5 HEREOF; (II) ITS FAILURE TO EXPEND UP TO $25,000 IF (A) SELLER IS ABLE TO BOND OVER, CURE OR REMOVE A MINOR UNPERMITTED EXCEPTION FOR A COST NOT TO EXCEED $25,000 OR (B) THE TITLE INSURER IS WILLING TO INSURE OVER A MINOR UNPERMITTED EXCEPTION FOR A COST NOT TO EXCEED $25,000 IN ACCORDANCE WITH THE TERMS HEREOF WITH THE TERMS HEREOF OR
(III) ITS WILLFUL REFUSAL TO DELIVER THE DEED OR THE OTHER CLOSING DOCUMENTS SET FORTH IN SECTION 10, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE. IN NO EVENT SHALL PURCHASER BE ENTITLED TO BOTH THE REMEDY OF SPECIFIC PERFORMANCE AND MONETARY DAMAGES.

13.  PRORATIONS.

     13.1. Rents (exclusive of delinquent rents, but including prepaid rents); refundable security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); water and other utility charges; fuels; prepaid operating expenses; management fees in the amount of 5.0%; assessments, real and personal property taxes prorated on a "net" basis (i.e. adjusted for all tenants' liability, if any, for such items); and other similar items shall be adjusted ratably as of 11:59 p.m. on the Closing Date, and credited against the balance of the cash due at Closing. If the amount of any of the items to be prorated is not then ascertainable, the adjustments thereof shall be on the basis of the most recent ascertainable data. All prorations will be final except as to delinquent rent referred to in Paragraph
13.2 below.

     13.2. All basic rent paid following the Closing Date by any tenant of the Property who is indebted under a lease for basic rent for any period prior to and including the Closing Date after the payment to Purchaser of all current basic rent, shall be deemed a "Post-Closing Receipt" until such time as all such indebtedness is paid in full. Within ten (10) days following each receipt by Purchaser of a Post-Closing Receipt, Purchaser shall pay such Post-Closing Receipt to Seller. Purchaser shall use its best efforts to collect all amounts which, upon collection, would constitute Post-Closing Receipts hereunder, but in no event shall Purchaser be required to expend any amounts in an effort to collect such Post-Closing Receipts. Within 120 days after the Closing Date, Purchaser shall deliver to Seller a reconciliation statement of Post-Closing Receipts through the first 90 days after the Closing Date. Upon the delivery of the Post-Closing Receipts reconciliation, Purchaser shall deliver to Seller any Post-Closing Receipts owing to Seller and not previously delivered to Seller in accordance with the terms hereof. Seller retains the right to conduct an audit, at reasonable times and upon reasonable notice, of Purchaser's books and records to verify the accuracy of the Post-Closing Receipts reconciliation statement and upon the verification of additional funds owing to Seller, Purchaser shall pay to Seller said additional Post-Closing Receipts. Paragraph 13.2 of this Agreement shall survive the Closing and the delivery and recording of the deed.

14. RECORDING. Neither this Agreement nor a memorandum thereof shall be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 11 hereof.

15. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 11 hereof. Notwithstanding any of the foregoing, Purchaser may assign its interest in this Agreement without the consent of Seller to any entity in which Purchaser has a management interest provided that Purchaser remains liable for and the assignee assumes the obligations of Purchaser hereunder.

16. BROKER. The parties hereto represent and warrant that no broker commission or finder fee is due and payable in connection with this transaction other than to CB Commercial Real Estate, Inc. (to be paid by Seller) and the sum of $90,000.00 to Investment Realty Center, Inc. (to be paid by Purchaser). Seller's commission to CB Commercial Real Estate Group, Inc. shall only be payable out of the proceeds of the sale of the Property in the event the transaction set forth herein closes. Purchaser and Seller shall indemnify, defend and hold the other party hereto harmless from any claim whatsoever (including without limitation, reasonable attorney's fees, court costs and costs of appeal) from anyone claiming by or through the indemnifying party any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated other than to CB Commercial Real Estate, Inc. and Investment Realty Center, Inc. The indemnifying party shall undertake its obligations set forth in this Paragraph 15 using attorneys selected by the indemnifying party and reasonably acceptable to the indemnified party. The provisions of this Paragraph 15 will survive the Closing and delivery of the Deed.

17.  REPRESENTATIONS AND WARRANTIES.

     17.1. Any reference herein to Seller's knowledge or notice of any matter or thing shall only mean such knowledge or notice that has actually been received by Phillip A. Schechter, asset manager, and Michael Becker, property manager (together, the "Seller's Representatives"), and any representation or warranty of the Seller is based upon those matters of which the Seller's Representatives has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller, the general partner or limited partners of Seller, the subpartners of the general partner or limited partners of Seller or Seller's Representatives.

     17.2. Subject to the limitations set forth in Paragraph 17.1, Seller hereby makes the following representations and warranties, which representations and warranties are made to Seller's knowledge and which shall not survive Closing: (i) Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property, except for the pending action entitled Mary Ann Salters & Carolyn Knowles Adams, et al. v. Carriage Crossing Limited Partnership pending before the 17th Judicial Circuit Court of Broward County, Florida and known as Case No. 96-006819 involving the accidental drowning of a four-year old child; (ii) Seller has the power to execute and deliver this Agreement and consummate the transactions contemplated herein; (iii) the rent roll attached hereto as Exhibit M which Seller will update as of the Closing Date is accurate as of the date set forth thereon; (iv) Seller has not given or suffered any assignment, pledge or encumbrance with respect to any of the tenant leases or its interests thereunder or the Property; and (v) except as may be set forth in the Existing Report, Seller has not received any notice from any governmental authority having jurisdiction over the Property of any uncured violation of any Environmental Law with respect to the Property.

     17.3. Purchaser hereby represents and warrants to Seller that Purchaser has the full right, power and authority to execute and deliver this Agreement and consummate the transactions contemplated herein.

     17.4. Seller covenants (i) to operate and manage the Property in the same manner that it has managed, maintained and operated the Property during the period of Seller's ownership, subject to reasonable wear and tear and casualty; and (ii) to maintain its existing casualty insurance policy(ies) in effect prior to the Closing Date.

18.  LIMITATION OF LIABILITY.

     18.1. No Affiliate of Seller, nor any of their respective beneficiaries, shareholders, partners, officers, directors, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

     18.2. Notwithstanding anything contained herein to the contrary, Purchaser hereby agrees that the maximum aggregate liability of Seller, in connection with, arising out of or in any way related to a breach by Seller under this Agreement or any document or conveyance agreement in connection with the transaction set forth herein after the Closing shall be $50,000. Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover from Seller any amount greater than said limit.

19.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

20. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express, by facsimile transmission or made by United States registered or certified mail addressed as follows:

          TO SELLER:          c/o The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Ilona Adams

     with copies to:          The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Alan Lieberman
                              (847) 317-4360
                              (847) 317-4462 (FAX)

             and to:          Katten Muchin & Zavis
                              525 West Monroe Street
                              Suite 1600
                              Chicago, Illinois  60661-3693
                              Attention:  Daniel J. Perlman, Esq.
                              (312) 902-5532
                              (312) 902-1061 (FAX)

        TO PURCHASER:         c/o Investment Realty Center
                              420 South Dixie Highway
                              Hallandale, Florida 33009
                              Attention:  David Morrow
                              (854)
                              (854) 456-1585 (FAX)

     and one copy to:         Norman T. Roberts, P.A.
                              The Professionals' Building of Key Biscayne
                              50 West Mashta Drive
                              Key Biscayne, Florida 33149
                              (305) 361-1383
                              (305) 361-0385(FAX)
subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or the same day as given if sent by facsimile transmission and received by 5:00 p.m. Chicago time or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail, by overnight courier or by facsimile transmission as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

21.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT.  Purchaser will execute two
(2) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent set forth in the Escrow Agreement. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

     (A)  Earnest Money;

     (B)  One (1) fully executed copy of this Agreement; and

     (C) Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to each of the Purchaser and the Seller.

22. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the State of Florida, except that with respect to the retainage of the Earnest Money as liquidated damages the laws of the State of Illinois shall govern.

23. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

24. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

25. SEVERABILITY. The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect or impair the validity, legality or enforceability of the remainder of this Agreement, and to this end, the provisions of this Agreement are deemed severable.

26. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

27. RADON GAS DISCLOSURE. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from the county public health unit. Seller makes no representation regarding the levels of radon at the Property.

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.


                              PURCHASER:

                              /s/ David Morrow

                              DAVID MORROW



                              SELLER:

                              CARRIAGE CROSSINGS LIMITED PARTNERSHIP,
                              an Illinois limited partnership

                              By:  Carriage Crossings, Inc., an Illinois
                                   corporation


                                   By:  /s/ James E. Mendelson
                                        ------------------------------
                                   Name:    James E. Mendelson
                                        ------------------------------
                                   Its:     Authorized Rep.
                                        ------------------------------

_________________ of CB Commercial Real Estate Group, Inc. ("Seller's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Seller as a result of the transaction described in this Agreement is as set forth in that certain Listing Agreement, dated __, 199_ between Seller and Seller's Broker (the "Listing Agreement"). Seller's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Seller's Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Seller's Broker and a release, in the appropriate form, stating that no other fees or commissions are due to it from Seller or Purchaser.

                                   CB COMMERCIAL REAL ESTATE GROUP, INC.

                                   By:
                                        --------------------------------
                                   Name:
                                        --------------------------------
                                   Its:
                                        --------------------------------

                                   Exhibits

A    -    Legal

B    -    Personal Property

C    -    Escrow Agreement

D    -    Title Commitment

E    -    Deed

F    -    Bill of Sale

G    -    Assignment and Assumption of Intangible Property

H    -    Service Contracts

I    -    Assignment and Assumption of Leases and Security Deposits

J    -    Non-Foreign Affidavit

K    -    Notice to Tenants

L    -    Tenant Certificate

M    -    Rent Roll